[Marathon Logo]

MARATHON OIL CORPORATION REPORTS
FIRST QUARTER 2010 RESULTS

HOUSTON, May 4, 2010 – Marathon Oil Corporation (NYSE:MRO) today reported first quarter 2010 net income of $457 million, or $0.64 per diluted share. Net income in the first quarter of 2009 was $282 million, or $0.40 per diluted share. For the first quarter of 2010, net income adjusted for special items was $315 million, or $0.44 per diluted share, compared to net income adjusted for special items of $240 million, or $0.34 per diluted share, for the first quarter of 2009.

	Three Months Ended
	March 31,
(In millions, except per diluted share data)	2010	2009(a)

Net income adjusted for special items (b)	$315	$240
Adjustments for special items (net of taxes):
Gain on disposition	449	-
Impairment	(262)	-
Deferred income taxes - tax legislation changes	(45)	-
Gain on U.K. natural gas contracts	-	42
Net income	$457	$282
Net income adjusted for special items (b) – per diluted share	$0.44	$0.34
Net income – per diluted share	$0.64	$0.40
Revenues and other income	$16,820	$10,279
Weighted average shares – diluted	711	712
(a)	Previously reported results have been revised to reflect the presentation of Marathon’s Irish and Gabonese businesses as discontinued operations.
(b)
Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of net income adjusted for special items.

“Marathon delivered a strong operating performance across its businesses and solid financial results in the first quarter despite the largest amount of planned maintenance and turnaround activity in the Company’s history,” said Clarence P. Cazalot Jr., Marathon’s president and chief executive officer. “With most of that work now behind us, the Company is well positioned to benefit from the ongoing global economic recovery and, in particular, from much better oil prices compared to this time last year and improving margins for refined products.

“Looking forward, our goals are unchanged and remain focused on delivering top-quartile financial and shareholder returns. We’ll do that by continuing to control expenses, operating our businesses in a reliable and sustainable manner as well as maintaining our disciplined approach to capital investment,” Cazalot said.

Segment Results

Total segment income was $292 million in the first quarter of 2010, compared to $245 million in the first quarter of 2009.

	Three Months Ended
	March 31,
(In millions)	2010	2009

Segment Income (Loss)
Exploration and Production
United States	$109	$(52)
International	393	135
Total E&P	502	83
Oil Sands Mining	(17)	(24)
Integrated Gas	44	27
Refining, Marketing and Transportation	(237)	159
Segment Income(a)	$292	$245

a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production (E&P) segment income totaled $502 million in the first quarter of 2010, compared to $83 million in the first quarter of 2009. The increase was primarily a result of higher liquid hydrocarbon price realizations.

First quarter 2010 E&P segment income includes a net pre-tax gain of $51 million related to derivative instruments, the details of which are shown in the table below:

	Three Months Ended March 31 2010
	Pre-Tax Gain (Loss)
(In millions)	Realized	Unrealized	Net

E&P Derivative Instruments
Natural Gas (U.S.)	$4	$46	$50
Crude Oil	17	(16)	1
Total	$21	$30	$51

E&P sales volumes during the quarter averaged 361,000 barrels of oil equivalent per day (boepd), compared to 393,000 boepd for the same period last year. E&P production available for sale in the first quarter of 2010 averaged 364,000 boepd, in line with previous guidance, compared to 419,000 boepd in the same period last year. The decrease from the prior year was primarily the result of a planned turnaround in Equatorial Guinea, the sale of a portion of the Company’s Permian Basin assets in the second quarter of 2009 and normal production declines. The difference between production volumes available for sale and recorded sales volumes was due to the timing of international liftings, primarily in the U.K.

United States E&P reported income of $109 million for the first quarter of 2010, compared to a loss of $52 million in the first quarter of 2009. The increase is primarily related to a 98 percent increase in liquid hydrocarbon realizations. Partially offsetting the increase were lower liquid hydrocarbon sales volumes from the Gulf of Mexico due to normal production declines and lower natural gas and liquid hydrocarbon sales volumes realized due to the Permian Basin divestitures. Depreciation, depletion and amortization (DD&A) expense decreased approximately $35 million as a result of lower sales volumes.

International E&P income was $393 million in the first quarter of 2010, compared to $135 million in the first quarter of 2009. This increase in income is primarily related to an 80 percent increase in liquid hydrocarbon realizations and increased liquid hydrocarbon sales volumes from Europe. Partially offsetting the impact of realizations were increased exploration expenses.

	Three Months Ended
	March 31,
	2010	2009

Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	58	66
United States – Natural Gas (mmcfpd)	351	425
International – Liquids (mbpd)	168	158
International – Natural Gas (mmcfpd)	462	592
Worldwide Net Sales from Continuing Operations (mboepd)	361	393
Worldwide Net Sales from Discontinued Operations (mboepd)	-	11
Worldwide Net Sales (mboepd)	361	404

In the North Dakota Bakken Shale play, the Company added approximately 14,000 net acres during the quarter, bringing its total acreage holdings to approximately 350,000 net acres. Marathon currently has four drilling rigs operating in the play, with plans to add a fifth during the second quarter. Current net production amounts to approximately 11,000 boepd, compared to 8,500 boepd at the end of the first quarter 2009.

The Company submitted apparent high bids totaling approximately $24 million for five blocks offered in the Central Gulf of Mexico Lease Sale No. 213 conducted by the Minerals Management Service during the first quarter. Four blocks were bid 100 percent by Marathon and one block was bid in conjunction with partners. The acreage will build on Marathon's strong positions in the Miocene and Lower Tertiary deepwater plays.

In the Gulf of Mexico, the Droshky development (Green Canyon Block 244, 100 percent working interest) remains on schedule for first production in mid-2010. The Company has completed all four of its development wells and is awaiting modification of the Bullwinkle platform. The Droshky project is currently expected to cost less than $1 billion, down from the original $1.3 billion budgeted expense.

Also in the Gulf of Mexico, Marathon began drilling the Flying Dutchman prospect (Green Canyon Block 511, 63 percent WI and operator) in December 2009 and expects to reach total depth in the second quarter. Marathon also commenced drilling the Innsbruck prospect (Mississippi Canyon Block 993, 85 percent WI and operator) in April and expects to reach total depth in the third quarter.

In Indonesia, Marathon expects to spud a deepwater exploration well in the Pasangkayu block (70 percent WI and operator) mid-year.

Marathon was awarded three additional onshore exploration licenses with shale gas potential in Poland during the first quarter of 2010, and another in April, bringing its total number of licenses to seven and increasing its total acreage position to approximately 1.4 million net acres. Marathon has a 100 percent interest and is operator of all seven blocks. As previously stated, the Company is pursuing additional licenses in Poland. Marathon plans to begin geologic studies in Poland during 2010 followed by the acquisition of 2D seismic in 2011.

A planned turnaround at Marathon’s production facilities in Equatorial Guinea that began in the first quarter of 2010 was completed under budget and ahead of schedule in April.

Marathon estimates second quarter E&P production available for sale will be between 365,000 and 380,000 boepd, excluding the effect of any future acquisitions or dispositions. Anticipated full-year E&P production available for sale remains unchanged at between 390,000 and 410,000 boepd.

Oil Sands Mining

The Oil Sands Mining (OSM) segment reported a loss of $17 million for the first quarter of 2010, compared to a loss of $24 million in the first quarter of 2009. The smaller segment loss in the first quarter of 2010 was primarily related to higher realizations, with a 92 percent improvement in realizations compared to the first quarter of 2009. This was offset by lower volumes sold, primarily as a result of the planned Athabasca Oil Sands Project (AOSP) turnaround. In addition, Marathon incurred incremental costs of $30 million related to the turnaround that began in March 2010.

Included in segment results is the impact of crude oil derivative instruments, which amounted to a net pre-tax loss of $10 million in the first quarter of 2010 and a net pre-tax gain of $8 million in the first quarter of 2009.  The first quarter 2010 loss consisted of an $8 million realized gain and an $18 million unrealized loss, while the first quarter 2009 gain consisted of a $12 million realized gain and a $4 million unrealized loss.

Marathon’s first quarter 2010 net synthetic crude production (upgraded bitumen excluding blendstocks) from the AOSP mining operation was 21,000 bpd, compared to 26,000 bpd in the same quarter last year.

As a result of the turnaround, production was shut down in April with a staged start-up of operations commencing in May. The turnaround is expected to cost $85 million to $120 million net to Marathon, of which $30 million pre-tax was incurred during the first quarter. Marathon holds a 20 percent working interest in the AOSP.

	Three Months Ended
	March 31,
	2010	2009

Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	25	32
Synthetic Crude Oil Average Realization (per bbl)(b)	$73.76	$38.49
(a)     Includes blendstocks.
(b)     Excludes gains and losses on derivative instruments.

The AOSP Expansion 1 project is on track and anticipated to begin operations in the second half of 2010, and upgrader operations in late 2010/early 2011. Expansion 1 includes construction of mining and extraction facilities at Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure. During the AOSP turnaround discussed above, Expansion 1 tie-ins and pipeline commissioning work will be performed to optimize the construction process.

Marathon expects second quarter net synthetic crude production (upgraded bitumen excluding blendstocks) will be between 10,000 and 15,000 bpd, with anticipated full-year net synthetic crude production unchanged at between 22,000 and 28,000 bpd.

Integrated Gas

Integrated Gas segment income was $44 million in the first quarter of 2010, compared to $27 million in the first quarter of 2009. Decreased spending on natural gas technology research was the primary reason for the increase in income. Despite a planned turnaround at the Equatorial Guinea gas production facilities, which significantly reduced natural gas volumes to the LNG and methanol facilities during the quarter, Marathon was able to take advantage of higher LNG and methanol prices through the sale of inventories in Equatorial Guinea.

	Three Months Ended
	March 31,
	2010	2009

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	5,792	6,769
Methanol	1,158	1,153

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment reported a loss of $237 million in the first quarter of 2010, compared to income of $159 million in the first quarter of 2009. The refining and wholesale marketing gross margin per gallon was a negative 5.69 cents in the first quarter of 2010 compared to a positive 7.92 cents in the first quarter of 2009.

Primary factors contributing to the lower margin were incrementally higher crude oil costs relative to refined product values, quarter over quarter, due to lower sweet/sour differentials and a weaker Contango market structure; higher manufacturing costs resulting from a combination of increased planned turnaround/maintenance and depreciation expenses; and lower wholesale prices relative to applicable spot market values, quarter over quarter.

As previously disclosed, Marathon completed, as scheduled, significant planned turnaround and maintenance activities at its Garyville, La., refinery and a planned turnaround at its Texas City, Texas, refinery during the first quarter of 2010. Turnaround costs, plus some additional planned maintenance projects, primarily at Garyville, increased operating expenses by approximately $150 million pre-tax in the first quarter of 2010 compared to the same quarter last year.

The refinery units completed as part of the Garyville Major Expansion project have now been fully integrated into the Garyville refinery and are operating as expected.  The 180,000 bpd expansion establishes the Garyville facility as the fourth-largest U.S. refinery with a crude oil capacity of 436,000 bpd.

Crude oil refined during the first quarter of 2010 averaged 1,003,000 bpd, a 152,000 bpd increase over the first quarter of 2009, and total refinery throughputs were 1,100,000 bpd, up from 1,071,000 bpd in the first quarter of 2009.

	Three Months Ended
	March 31,
	2010	2009

Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,003	851
Other Charge and Blend Stocks (mbpd)	97	220
Total Refinery Inputs (mbpd)	1,100	1,071
Refined Products Sales Volumes (mbpd)	1,355	1,286
Refining and Wholesale Marketing Gross Margin ($/gallon)	$(0.0569)	$0.0792

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 11.95 cents in the first quarter of 2010, compared to 10.68 cents in the first quarter of 2009. SSA first quarter 2010 same store gasoline sales volumes were substantially unchanged compared to the first quarter of 2009, while same store merchandise sales increased by approximately 7 percent for the same period.

During the first quarter, Speedway was ranked the nation’s top retail gasoline brand for the second consecutive year, according to the 2010 EquiTrend® Brand Study conducted by Harris Interactive®.

As of March 31, the Detroit Heavy Oil Upgrading Project was approximately 35 percent complete and on schedule for an expected completion in the second half of 2012.

Corporate and Special Items

During the first quarter of 2010, Marathon closed the sale of an undivided 20 percent outside-operated interest in the Production Sharing Contract and Joint Operating Agreement in Block 32 offshore Angola with an effective date of Jan. 1, 2009.  The Company received net proceeds of $1.3 billion and recorded a $449 million after-tax gain on the sale. Marathon retained a 10 percent outside-operated interest in Block 32.

In March 2010, Marathon completed a reservoir study which resulted in a portion of its Powder River Basin field being removed from plans for future development.  As a result, an after-tax impairment of $262 million was recognized in the first quarter of 2010.

Marathon currently offers retiree prescription drug coverage equivalent to Medicare Part D coverage and receives a subsidy from the government to partially offset this cost. The Patient Protection and Affordable Care Act and the companion Health Care and Education Reconciliation Act that were signed into law in March 2010 include provisions that eliminate an income tax benefit related to the subsidy for tax years beginning after Dec. 31, 2012. Enactment of the legislation resulted in a $45 million charge to deferred income tax expense during the first quarter.

Fluctuations in currency exchange rates cause changes in the U.S. dollar value of deferred tax balances denominated in foreign currencies. Both net income and adjusted net income for the first quarter of 2010 include a $33 million gain due to a foreign currency remeasurement related to income tax balances denominated in foreign currencies, compared to a foreign currency remeasurement gain of $28 million in the same period last year.

Starting with the second quarter of 2010, Marathon will no longer provide interim guidance.

The Company will conduct a conference call and webcast today, May 4, at 4:00 p.m. EDT during which it will discuss first-quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at http://www.marathon.com. Replays of the webcast will be available through May 18, 2010. Quarterly financial and operational information is also provided on Marathon’s website at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of future production, the Droshky development, the Flying Dutchman prospect, the Innsbruck prospect, the Pasangkayu block in Indonesia, licensing and geologic studies in Poland, the AOSP expansion, the planned AOSP turnaround and the Detroit Heavy Oil Upgrading Project. Factors that could potentially affect the timing and levels of future production, the Droshky development, the Flying Dutchman prospect, the Innsbruck prospect, the Pasangkayu block in Indonesia, and licensing and geologic studies in Poland include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Factors that could affect the AOSP expansion, the planned AOSP turnaround and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	John Porretto	713-296-4102

Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(In millions, except per share data)	2010	2009
Revenues and other income:

Sales and other operating revenues (including consumer excise taxes)	$15,849	$10,156
Sales to related parties	20	20
Income from equity method investments	105	47
Net gain on disposal of assets	813	4
Other income	33	52

Total revenues and other income	16,820	10,279
Costs and expenses:

Cost of revenues (excludes items below)	12,881	7,357
Purchases from related parties	133	95
Consumer excise taxes	1,212	1,174
Depreciation, depletion and amortization	649	660
Impairments	434	-
Selling, general and administrative expenses	298	291
Other taxes	115	102
Exploration expenses	98	62

Total costs and expenses	15,820	9,741

Income from operations	1,000	538

Net interest and other financing costs	(30)	(16)

Income from continuing operations before income taxes	970	522

Provision for income taxes	513	257

Income from continuing operations	457	265

Discontinued operations	-	17

Net income	$457	$282

Per Share Data

Basic:
Income (loss) from continuing operations	$0.64	$0.37
Discontinued operations	$0.00	$0.03
Net income (loss)	$0.64	$0.40

Diluted:
Income (loss) from continuing operations	$0.64	$0.37
Discontinued operations	$0.00	$0.03
Net income (loss)	$0.64	$0.40

Dividends paid	$0.24	$0.24
Weighted Average Shares:
Basic	709	709
Diluted	711	712

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions, except as noted)	2010	2009

SEGMENT INCOME (LOSS)
Exploration and Production
United States	$109	$(52)
International	393	135
E&P segment	502	83
Oil Sands Mining	(17)	(24)
Integrated Gas	44	27
Refining, Marketing and Transportation	(237)	159
Segment income	292	245

Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(10)	(50)
Foreign currency remeasurement of taxes	33	28
Gain on disposition	449	-
Long-lived asset impairment	(262)	-
Deferred income taxes - tax legislation changes	(45)	-
Gain on U.K. natural gas contracts	-	42
Discontinued operations (a)	-	17
Net income	$457	$282

CAPITAL EXPENDITURES(b)
Exploration and Production
United States	$458	$230
International	145	135
E&P segment	603	365
Oil Sands Mining	265	286
Integrated Gas	1	-
Refining, Marketing and Transportation	310	660
Discontinued Operations	-	24
Corporate	-	1
Total	$1,179	$1,336

EXPLORATION EXPENSES
United States	$46	$34
International	52	28
Total	$98	$62
(a)	Marathon’s businesses in Ireland and Gabon were sold in 2009. All periods of 2009 have been recast to reflect these businesses as discontinued operations.
(b)	Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended
	March 31,
	2010	2009

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	58	66

Europe	85	73
Africa	83	85
Total International	168	158
Worldwide Continuing Operations	226	224
Discontinued Operations	-	-
Worldwide	226	224
Net Natural Gas Sales (mmcfpd)
United States	351	425

Europe (c)	109	159
Africa	353	433
Total International	462	592
Worldwide Continuing Operations	813	1,017
Discontinued Operations	-	64
Worldwide	813	1,081
Total Worldwide Sales (mboepd)
Continuing Operations	361	393
Discontinued Operations	-	11
Worldwide	361	404

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$72.46	$36.60

Europe	78.95	47.59
Africa	70.96	36.70
Total International	75.01	41.71
Worldwide Continuing Operations	74.35	40.20
Discontinued Operations	-	-
Worldwide	$74.35	$40.20

Natural Gas (per mcf)
United States	$5.49	$4.49

Europe	6.17	5.36
Africa (e)	0.25	0.25
Total International	1.65	1.62
Worldwide Continuing Operations	3.31	2.82
Discontinued Operations	-	8.60
Worldwide	$3.31	$3.16
(c)	Includes natural gas acquired for injection and subsequent resale of 25 mmcfpd and 24 mmcfpd for the first quarters of 2010 and 2009.
(d)	Excludes gains and losses on derivative instruments, including the unrealized effects of U.K. natural gas sales contracts that were accounted for as derivatives and expired in September 2009.
(e)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended
	March 31,
(Dollars in millions, except as noted)	2010	2009

OSM OPERATING STATISTICS

Net Synthetic Crude Oil Sales (mbpd)(f)	25	32
Synthetic Crude Oil Average Realization (per bbl) (g)	$73.76	$38.49

IG OPERATING STATISTICS(h)
LNG (mtpd)	5,792	6,769
Methanol (mtpd)	1,158	1,153

RM&T OPERATING STATISTICS

Refinery Runs (mbpd)
Crude oil refined	1,003	851
Other charge and blendstocks	97	220
Total	1,100	1,071

Refined Product Yields (mbpd)
Gasoline	576	617
Distillates	306	309
Propane	20	21
Feedstocks and special products	116	50
Heavy fuel oil	14	23
Asphalt	77	65
Total	1,109	1,085

Refined Products Sales Volumes (mbpd)(i)	1,355	1,286

Refining and Wholesale Marketing Gross Margin (per gallon) (j)	$(0.0569)	$0.0792

Speedway SuperAmerica
Retail outlets	1,598	1,612
Gasoline and distillate sales (millions of gallons)	783	784
Gasoline and distillate gross margin (per gallon)	$0.1195	$0.1068
Merchandise sales	$731	$690
Merchandise gross margin	$178	$178

(f)	Includes blendstocks.

(g)	Excludes gains and losses on derivative instruments.

(h)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.

(i)	Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(j)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.